                                                                   Exhibit 99.01

          VISTACARE REPORTS FISCAL FOURTH QUARTER AND FULL YEAR RESULTS

STATE OF INDIANA, CMS AND VISTACARE TOGETHER DEVELOP PLAN TO SERVE INDIANAPOLIS
                          AND TERRE HAUTE COMMUNITIES


  COMPANY ACCRUES ADDITIONAL $3.8 MILLION FOR FY 2003 AND FY 2004 CAP EXPOSURE
            BASED ON POTENTIAL CMS ADJUSTMENT ANNOUNCED IN SEPTEMBER

        OPERATING CAP EXPOSURE DURING FISCAL 2005 SIGNIFICANTLY REDUCED

SCOTTSDALE, Ariz., Dec. 12, 2005 -- VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported results for the fiscal fourth quarter and full year ended September 30, 2005. Net patient revenue for the year was reduced by $11.9 million due to Medicare Cap accruals. The results include several accruals totaling $5.3 million related to the Company's potential Medicare Cap exposure for previous periods years created after the Centers for Medicare and Medicaid Services ("CMS") notified providers in late August (Transmittal 663) that it had "incorrectly computed" the 2004 hospice Cap amount, and used a different approach to calculate the FY2005 Cap amount. In the same transmittal, CMS also notified providers that additional instructions regarding fiscal 2004 Cap calculation would be published in a separate transmittal. Although the Company has not received any additional CMS transmittals or instructions, the Company has elected to take the additional accruals for fiscal 2003 and fiscal 2004.

    The $11.9 million reduction to net patient revenue for Medicare Cap for the year ended September 30, 2005 includes the following estimated accruals or adjustments:

o $6.6 million for patient service dates during the 2005 Medicare regulatory year, including pro-ration for estimated services that these 2005 patients may receive from other hospice programs;

o $1.6 million for an adjustment in the current year resulting from the CMS's lower inflation adjustment on the per beneficiary Cap amount for the 2005 Medicare Cap year as a result of CMS incorrectly computing the per beneficiary Cap amount for the 2004 Medicare Cap year;

o $2.7 million for 2004 to reflect CMS's August 26, 2005 transmittal indicating that "the hospice Cap amount for the Cap year ending October 31, 2004, was incorrectly computed";

o $1.1 million for 2003 based on our assumption the hospice Cap amount for the Cap year ending October 31, 2003, was incorrectly computed in the same manner as the Cap year ending October 31, 2004;

o $1.1 million for re-assessment received from our Fiscal Intermediary ("FI") in April 2005 for the 2002 Medicare Cap year. The FI had previously issued a zero assessment for 2002; and

o ($1.2) million for an adjustment to net patient revenue to reverse estimated Medicare Cap accruals that were greater than actual assessment letters received from our FI in 2005 (for the 2004 Medicare regulatory year).

As a result of these accruals, net patient revenue for the quarter ended September 30, 2005 was $53.9 million; up 11 percent from the year ago period ended September 30, 2004. Net patient revenue for the full fiscal year ended September 30, 2005 was $225.4 million versus $150.4 million for the nine month fiscal year September 30, 2004

Net loss for the fiscal fourth quarter was $5.1 million, or a loss of $0.31 per diluted share compared with a net loss for the quarter ended September 30, 2004 of $6.2 million or a loss of $0.38 per diluted share. The net loss for fiscal year 2005 was $2.3 million, or $0.14 per diluted share compared with the net loss for the nine month fiscal year September 30, 2004 of $4.2 million, or $0.26 per share.

VistaCare's patient admissions for the fiscal fourth quarter of 2005 were 4,231 up 7% compared with 3,949 for the comparable period of 2004. VistaCare's average daily census (ADC) for the fiscal fourth quarter of 2005 was 5,440, a 2% increase from 5,316 for the three-month period ended September 30, 2004. The ending census on September 30, 2005 was 5,510. Patient discharges for the fiscal fourth quarter were up 11 % to 4,339 compared with 3,919 for the quarter ended September 30, 2004.

"Throughout fiscal 2005 we made significant investments aimed at reducing our exposure to Medicare Cap by increasing our overall patient admissions and our short length of stay patient census and broadening our strategic partnerships to provide opportunities for future growth," commented Richard R. Slager, Chairman and Chief Executive Officer. "As a result of the success of these initiatives, during fiscal 2005 we significantly reduced our operational Medicare Cap exposure. These investments also position the Company for long term growth and included investment in 14 new sites, the start up expenses of five inpatient units and marketing initiatives focused on shorter length of stay patients and hospital referral sources. In addition, we now have four strategic partnerships with leading healthcare service providers, which we believe provide strong potential for future admissions and average daily census growth.

"While these strategies should positively impact our long-term growth, they have increased our expenses, resulting in an 11% year-over-year increase in SG&A," added Mr. Slager. "This increase in investment for our long-term growth has impacted our profitability, but we believe we are on the right course. For example, year over year our admissions have grown and our average length of stay has dropped 18% while our median length of stay has dropped 11%. The 14 programs added during the fiscal year have meant a large increase in those programs with fewer than 60 patients. However, as these programs mature, their census should grow and our margins should improve," Mr. Slager added.

"We are also pleased to report today that by closely working with the Indiana State Department of Health (ISDH) and CMS, we collectively have developed a solution to the decertification of our Indianapolis program, which we reported on October 15," said David W. Elliot, President and Chief Operating Officer. "The solution developed by the three parties allows for continual patient care. VistaCare will operate in Indianapolis by the approved movement of our Bloomington, Indiana provider number to Indianapolis, and Bloomington will operate under the same provider number.

"In Terre Haute, in order to minimize the disruption to our patients and their families, we have continued to serve more than 100 patients despite our inability to seek reimbursement. We have requested from both CMS and ISDH a new provider number and survey of the program. The issues leading to the decertification in Indianapolis were not present in Terre Haute. It is our hope that by continuing to serve more than 100 patients during this period, combined with the strong track record of the Terre Haute program, we will be able to work with ISDH and CMS to receive a prompt and successful response to our request. While the decertification process in Indianapolis lead to operational uncertainty and sharply reduced admissions in both the Indianapolis and Terre Haute site late in the fourth quarter, the solution we are announcing today positions VistaCare to provide continuous service in all sites. We appreciate all the time and effort that CMS and ISDH has devoted to developing a solution that best serves both communities," Mr. Elliot added.

"Of course, the biggest impact to our results is the Cap adjustments. The actions we have announced today to increase accruals, combined with the operational progress we've achieved in reduction Cap exposure during fiscal 2005, lead us to believe that we will continue to reduce Cap exposure in fiscal 2006," Mr. Elliott concluded.

The Company ended the quarter with $53.4 million in cash and short-term investments.


CONFERENCE CALL

VistaCare will host a conference call and webcast on Tuesday, December 13, 2005 at 8:00 a.m. Eastern Time to discuss VistaCare's fiscal fourth quarter and full year results and recent corporate developments. The dial in number for the conference call is 800-218-0530 for domestic participants and 303-262-2140 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion. The replay will remain available through Midnight Eastern Time on Tuesday, December 20, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11045824#. To access the live webcast of the call, go to VistaCare's website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare's website.


About VistaCare

VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient's home or other residence of choice.


Forward-Looking Statements:

Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare's anticipated growth in net patient revenue, organic patient census and diluted earnings per share, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "hope," "anticipate," "plan," "expectations," "forecast," "goal," "targeted" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare's actual results to differ from those expressed in such forward- looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare's growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare's dependence on patient referral sources, and other factors detailed under the caption "Factors that May Affect Future Results" or "Risk Factors" in VistaCare's most recent report on form 10-Q or 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact:          Investor Contacts:               Media Contact:
Rick Slager               Doug Sherk/Jennifer Beugelmans   Steve DiMattia
Chief Executive Officer   EVC Group                        EVC Group
(480) 648-4545            (415) 896-6820                   (415) 896-6820
ir@vistacare.com          dsherk@evcgroup.com              sdimattia@evcgroup.com



                                      # # #

                                 VISTACARE, INC.
                           CONSOLIDATED BALANCE SHEETS



                                                                    September 30,      September 30,
                                                                        2005                 2004
                                                                    -------------      -------------
                                                                       (in thousands, except share
                                                                                information)

                           ASSETS
Current assets:
   Cash and cash equivalents                                        $      25,962      $      28,687
   Short-term investments                                                  27,413             33,165
   Patient accounts receivable (net of allowance for denials of
   $1,594 and $2,905 at September 30, 2005 and 2004,
   respectively)                                                           20,202             17,495
   Patient accounts receivable - room & board (net of
   allowance for denials of $1,527 and $2,980 at September
   2005 and 2004, respectively)                                             9,149              8,789
   Prepaid expenses                                                         3,811              3,404
   Tax receivable                                                           4,329              3,014
   Deferred tax assets                                                      8,826             10,676
                                                                    -------------        -----------
Total current assets                                                       99,692            105,230
Fixed assets, net                                                           5,757              5,379
Goodwill                                                                   24,002             20,564
Other assets                                                                7,310              6,619
                                                                    -------------        -----------
Total assets                                                        $     136,761        $   137,792
                                                                    =============        ===========


             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                 $       1,445              1,367
   Accrued expenses                                                        45,709             45,117
   Current portion of capital lease obligations                               --                   5
                                                                    -------------        -----------
Total current liabilities                                                  47,154             46,489
Deferred tax liability-non-current                                          2,745              3,776
Stockholders' equity:
   Class A Common Stock, $0.01 par value; authorized
   33,000,000 shares; 16,376,529 and 16,209,282 shares
   issued outstanding at September 30, 2005 and 2004,
   respectively                                                               164                162
   Additional paid-in capital                                             108,054            107,084
   Deferred compensation                                                     (555)            (1,175)
   Accumulated deficit                                                    (20,801)           (18,544)
                                                                    -------------        -----------
Total stockholders' equity                                                 86,862             87,527
                                                                    -------------        -----------
Total liabilities and stockholders' equity                          $     136,761        $   137,792
                                                                    =============        ===========


                                 VISTACARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                            NINE MONTHS
                                                             YEAR ENDED       ENDED        YEAR ENDED
                                                            SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,
                                                                2005           2004           2003
                                                           --------------  ------------   ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

NET PATIENT REVENUE                                          $ 225,432      $ 150,436      $ 191,656
OPERATING EXPENSES:
Patient care expenses                                          147,211        100,096        114,631
Sales, general and administrative expenses (exclusive of
stock-based compensation charges reported below)                76,933         53,877         54,455
Depreciation and amortization                                    4,604          3,005          1,963
Stock-based compensation                                           304            239          1,329
                                                             ---------      ---------      ---------
   TOTAL OPERATING EXPENSES                                    229,052        157,217        172,378
                                                             ---------      ---------      ---------
OPERATING (LOSS) INCOME                                         (3,620)        (6,781)        19,278
NON-OPERATING INCOME (EXPENSE):
Interest income                                                  1,212            364            391
Interest expense                                                  --              (68)          (126)
Other expense                                                     (661)           (48)           (82)
                                                             ---------      ---------      ---------

   TOTAL NON-OPERATING INCOME, NET                                 551            248            183
                                                             ---------      ---------      ---------
NET (LOSS) INCOME BEFORE INCOME TAXES                           (3,069)        (6,533)        19,461
INCOME TAX (BENEFIT) EXPENSE                                      (812)        (2,301)         4,256
                                                             ---------      ---------      ---------
NET (LOSS) INCOME                                            $  (2,257)     $  (4,232)     $  15,205
                                                             =========      =========      =========

NET (LOSS) INCOME PER COMMON SHARE:
   Basic net (loss) income per common share                  $   (0.14)     $   (0.26)     $    0.97
                                                             =========      =========      =========
   Diluted net (loss) income per common share                $   (0.14)     $   (0.26)     $    0.89
                                                             =========      =========      =========

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic                                                           16,316         16,082         15,707
                                                             =========      =========      =========
Diluted                                                         16,316         16,082         17,038
                                                             =========      =========      =========

                                 VISTACARE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                     NINE MONTHS
                                                                                  YEAR ENDED           ENDED             YEAR ENDED
                                                                                 SEPTEMBER 30,      SEPTEMBER 30,       DECEMBER 31,
                                                                                     2005               2004                2003
                                                                                --------------      -------------       ------------
                                                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
Net (loss) income                                                               $ (2,257)          $  (4,232)          $  15,205
Adjustments to reconcile net (loss) income to net cash (used in)
provided by operating activities:
   Depreciation and amortization                                                   4,604               3,005               1,963
   Amortization of deferred compensation related to stock
   options and grants                                                                304                 239               1,329
   Deferred income tax expense (benefit)                                             819              (4,810)             (2,090)
   Loss on disposal of assets                                                        480                --                    23
   Tax benefit of stock option exercises                                             136               2,074                 634
Changes in operating assets and liabilities:
   Patient accounts receivable, net                                              (16,480)              8,023              (7,620)
   Prepaid expenses and other                                                     (1,722)             (2,739)             (2,674)
   Accounts payable and accrued expenses                                          14,094              15,825               5,647
                                                                                --------           ---------           ---------
      Net cash (used in) provided by operating activities                            (22)             17,385              12,417
INVESTING ACTIVITIES
Short-term investments purchased                                                 (23,740)           (141,282)           (219,046)
Short-term investments sold                                                       29,492             140,982             186,182
Acquisitions                                                                      (4,868)               --                  --
Purchases of equipment                                                            (2,769)             (2,055)             (3,004)
Internally developed software expenditures                                          (913)             (1,051)             (1,768)
Increase in other assets                                                          (1,057)               (907)               (879)
                                                                                --------           ---------           ---------
      Net cash used in investing activities                                       (3,855)             (4,313)            (38,515)
FINANCING ACTIVITIES
Net payments on debt                                                                  --                 (83)               (339)
Proceeds from issuance of common stock from exercise of stock
options and employee stock purchases                                               1,152               1,370               2,171
Secondary costs                                                                       --                  --                (510)
                                                                                --------           ---------           ---------
      Net cash provided by financing activities                                    1,152               1,287               1,322
                                                                                --------           ---------           ---------
Net (decrease) increase in cash                                                   (2,725)             14,359             (24,776)
Cash and cash equivalents, beginning of period                                    28,687              14,328              39,104
                                                                                --------           ---------           ---------
Cash and cash equivalents, end of period                                        $ 25,962           $  28,687           $  14,328
                                                                                ========           =========           =========
Cash and short-term investments end of period                                   $ 53,375           $  61,852           $  47,193
                                                                                ========           =========           =========
